                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  AMENDMENT NO. 1
                                       TO


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                           THE SECURITIES ACT OF 1934


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  FLORIDA                                    n/a
      (STATE OR OTHER JURISDICTION OF                   (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)


                   30 Wertheim Court
                   Suite 24, 2nd Floor
                   Richmond Hill, Ontario
                   L4B 1B9 Canada
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)               (ZIP CODE)

                                 (905) 763-3799
                           (ISSUER'S TELEPHONE NUMBER)

          SECURITIES TO BE REGISTERED UNDER SECTION 12 (b) OF THE ACT:

                                      NONE

          SECURITIES TO BE REGISTERED UNDER SECTION 12 (g) OF THE ACT:

                         COMMON STOCK, $0.001 PAR VALUE
                                (TITLE OF CLASS)


This Registration Statement contains forward-looking statements which involve risks and uncertainties. When used in this Registration Statement, the words "believe", "anticipate", "expects" and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                ITEM 1 - BUSINESS


THE COMPANY

         GENERAL. Environmental Solutions Worldwide, Inc. was formed in 1987 under the name BBC Stock Market, Inc. as a development stage company for the purpose of seeking to acquire viable businesses. In February 1999, the Company acquired all the issued and outstanding shares of BBL Technologies Inc., a private company incorporated in Ontario, Canada ("BBL"), and changed its name to Environmental Solutions Worldwide, Inc. BBL is the owner of a Canadian patent covering catalytic converter technology for automotive and non-automotive uses. BBL also has patents pending on spark plug/fuel injector technology for automotive use. For purposes hereof, references to the "Company" shall be deemed to be references to Environmental Solutions Worldwide, Inc., and BBL, its wholly-owned subsidiary.

         THE ANTICIPATED BUSINESS OF THE COMPANY. Although the technology underlying catalytic converters has improved significantly since its inception in the 1950's, their effectiveness in reducing toxic emissions from internal combustion engines remains limited. There are many variables that negatively affect performance of a catalytic converter including temperature, various chemical compounds in the fuel, and the age of the converter. Existing converters also contain expensive "rare earth" metals such as platinum, palladium and rhodium, making it expensive to manufacture and prone to price volatility.

         The Company believes that it possesses technology under a Canadian patent that will permit the manufacture of catalytic converters less expensively than current technologies, since it requires no precious metals in the manufacturing process. In addition, the Company believes that catalytic converters produced with its technology will (i) operate with fuels in addition to those with which current catalytic converters operate; and (ii) have a longer life than existing catalytic converters.

         THE EXISTING TECHNOLOGY. The catalytic converter was originally developed in the late 1950's and over time, the catalytic converter has become standard equipment on vehicles sold in the North American marketplace. The introduction of catalytic converters in Europe began in 1993. There has been substantial resistance in the used car and retrofit markets, based upon price.

         To date, catalytic converters have generally used base metals and noble metals supported on pellets or monoliths of ceramic, usually known as "cakes" or "honeycombs". The honeycomb effect provides a larger surface area for contact with the various molecules of the engine exhaust gases. The most significant toxic emissions from a combustion engine are hydrocarbons (HC), carbon monoxide
(CO) and oxides of nitrogen (NOx).

         There are two types of converters presently used in automotive application; namely, "Oxidation" and "Three Way". Oxidation converters remove CO and HC, leaving NOx unchanged. For Oxidation converters, air is pumped into the engine exhaust upstream of the catalyst to ensure the presence of O2. Platinum and palladium are primarily used as reactants. Three Way converters remove all three components simultaneously. A "chemically correct" environment is required, where the engine is operated very close to exact stoichiometric fuel-air ratio at all times. Feedback controls must be in place to ensure that oxidizing or reducing atmospheres do not form in the exhaust. Platinum, palladium and rhodium combined with base metals are used. No sulfur, lead or ammonia may be present in the fuel, since lead and sulfur poison the converter. High temperature is also a detriment that can be caused by engine misfiring. The present converters are generally ineffective at cold start-up temperature (most pollutants are discharged while the engine is warming up during the first 5-10 minutes of vehicle operation) and are limited in their useful life span. Current catalytic converters operate only on unleaded fuels, not diesel or leaded fuels.

         THE COMPANY'S TECHNOLOGY. The Company's technology uses raw materials that are a combination of metals and non-metallic compounds, without precious metals. The Company believes that this technology will permit the manufacture of catalytic converters which (i) cost significantly less to produce, (ii) work on leaded, unleaded and diesel fuels, rather than only unleaded fuel, and (iii) will not be readily contaminated, and will therefore maintain their efficiency in extended vehicle operation.

         The Company recently conducted testing of its prototype and a new conventional catalytic converter (an "OEM Converter") in an independent emission testing lab based in Chicago, Illinois recognized by the EPA. The results for the tests are shown below.

           Without                 Using the              Using
           Converter               Company's              OEM
           (BASELINE)(1)           CONVERTER(1)           CONVERTER
           -----------             ----------             ---------
NOx          3.62                    0.14                   0.14
CO          23.79                    5.84                   5.46
HC           2.27                    1.12                   0.43
MPG         19.35                   20.47                  20.36

      (1)FTP weighted grams per mile
         NOx = Nitrogen Oxides
         CO = Carbon Monoxide
         HC = Hydrocarbons MPG = Miles per Gallon

         THE MARKET. The manufacture of "honeycombs" or "cakes," which act as the filter of pollution in the catalytic converter, is dominated by two companies: (i) Corning Glass ("Corning"), which currently holds 70% of the world market, and NGK of Japan ("NGK") with the remaining 30% of the market. Corning has licensed NGK to produce the "cakes", using the same equipment and technology as Corning. The Company expects to manufacture its cakes utilizing the same extrusion technology currently utilized by Corning and NGK, but extruding its own proprietary formulas. The Company is presently in contract negotiations with a manufacturer of catalytic converter cakes.

         The automotive/combustion engine marketplace itself is vast, including automobiles, trucks, outboard marine vehicles, specialty vehicles and equipment. There are currently 700 million automobiles and 250 million trucks on the road worldwide. Currently there are 40 million new vehicles and 10 million new trucks being produced each year. The Company intends to focus its efforts specifically on the North American market in the first three years of operation. The North American market represents 30% of the world market (200 million vehicles on the road) with an additional 12 million new vehicles produced each year.

         COMPETITION. Direct competition for the Company are other companies involved in the manufacturing process of the existing catalytic converter, including Corning and NGK of Japan. Corning and NGK are the presently the only two manufacturers of "cakes" for the catalytic converter.

         The Company will also face indirect competition in the form of alternative fuel consumption vehicles, such as those using methanol, hydrogen, ethanol and electricity. Currently, those technologies have shortcomings in range of operation, reliability, and availability of the technology and fuels at reasonable price points. The Company believes that alternative power will not rival the internal combustion engine in the near to medium-term future. In addition, the Company believes that it will face resistance in customer acceptance of the shift away from the use of rare earth metals (palladium, platinum and rhodium), particularly since they have been the norm in the industry for the last 30 years. The Company will be required to overcome long-standing contractual and other obligations and relationships between catalytic converter suppliers and the large automotive manufacturers.

         PRICING. Catalytic converters currently available on the market are relatively expensive, due to the usage of rare earth metals such as rhodium, palladium and platinum, which are used to coat the "cake" or ceramic block. The largest manufacturer of catalytic converter "cakes" in the world is Corning. The finished catalytic converter sells to U.S. automakers for approximately $250 U.S. In Europe the same product sells to the automakers for $500 to $700 U.S. On an after-market basis a catalytic converter can be priced as high as $2,000 based on make and model year of the vehicle. Catalytic converters for diesel applications, although not meeting EPA requirements, sell for between $500 and $5000 US.

         PLAN OF OPERATION. The Company has not yet developed a formal plan of operations. That plan will depend, in large part, upon the success of the Company's financing efforts and contract negotiations.

                         ITEM 2 - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA


         The following table sets forth certain financial data for, and as of the end of, the year ended December 31, 1998, and for the period October 15, 1987 (inception) through December 31, 1998, and for the six month period ending June 30, 1999:


                                    Six Month             Period From         Period From            October 15, 1987
                                    Period Ended          August 4, 1998 to   January 1, 1998 to    (inception) to
                                    June 30, 1999         December 31, 1998   August 3, 1998         December 31, 1998
                                    -------------         -----------------   --------------         -----------------
STATEMENT OF OPERATIONS DATA:

Expenses                    $    451,216                $    150,000                1,939          $    152,939

Net Loss                        (451,216)                   (150,000)              (1,939)             (152,939)

Basic Loss per
 common share                      (0.02)                      (0.15)                0.00                   0.0

Weighted average number
   of common shares
   outstanding                23,890,728                   1,000,000            1,000,000             1,000,000



                                    As At                     As At
                                    June 30, 1999             December 31, 1998
                                    -------------             -----------------
BALANCE SHEET DATA:

Current Assets                      $    379,901              $        -

Patented Technology                   11,391,420                       -

Current Liabilities                      179,797                      151,939

Shareholder's Equity
   (Deficit)                          11,591,515                    (151,939)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


GENERAL

The Company is a development stage company. Prior to January 1999, the Company had no material operations, and there are no accordingly no meaningful comparisons with operating results from prior periods.


LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 1999

During the six month period ended June 30, 1999, the Company's cash and cash equivalents increased by $379,901, comprised of an increase of $653,250 from the issuance of common shares and an increase in loans payable of $18,567, offset by cash utilized in operating activities of $291,916.


PROSPECTIVE INFORMATION


The Company believes that its current cash resources will be sufficient to fund its operations only through the end of 1999, and will be insufficient to fully develop its technology and sustain the Company until its operating cash flow is positive. Accordingly, the Company believes that it is likely that it will seek additional external financing, which may include the issuance of additional equity or debt securities.


YEAR 2000

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer program that is not year 2000 compliant and has date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

The computer hardware and software being utilized by the Company is largely "off-the-shelf" technology, of a word processing, data base or scientific research nature. The Company believes that all such hardware and software is year 2000 compliant, but has not undertaken a full assessment of the Year 2000 preparedness of its internal systems or its suppliers. The Company believes that a year 2000 related failure in its systems or the systems of its suppliers and vendors will, at worst, result in delays, and that any such systems or vendors can be replaced in the open market if necessary.



                        ITEM 3 - DESCRIPTION OF PROPERTY

The Company does not presently lease or own any real property. Office services are provided for the Company by its officers without charge.



     ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 1999, the ownership of the Company's Common Stock by (i) each director of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to own more than 5% of the Company's Common Stock.

                              BENEFICIAL OWNERSHIP

                                              Number of
Name and Address (1)                        Common Shares               % (2)
--------------------                        -------------               --

Bengt George Odner (3)                      650,000                     *
Jervaulx Hall
Jervaulx, North Yorkshire
United Kingdom  HG4 4PH

Adam Michael Oliver                            -                        -

Dr. Bruno Liber                           5,000,000                    17.9%
#804-165 LaRose Avenue
Etoicoke, Ontario
Canada

Teodosio V. Pangia (4)                    3,170,975                    11.3%

All Directors and Officers
    as a group (2 persons)                  650,000                     *


*Less than 5% of the outstanding shares of Common Stock.

(1) All addresses are c/o the Company, at 30 Wertheim Court, Suite 24, 2nd Floor, Richmond Hill, Ontario, Canada unless otherwise noted.

(2) Beneficial ownership is determined in accordance with the rules of the Securities & Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 1999, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(3) The shares listed as beneficially owned by Mr. Odner include 400,000 shares held by Crystal Fund Ltd., a Bermuda mutual fund, of which Mr. Odner is a director.

(4) The shares beneficially owned by Mr. Pangia are held of record by Tyler Dylan Corp., an Ontario corporation in which Mr. Pangia is the sole stockholder.


                    ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS; OFFICERS AND SIGNIFICANT STOCKHOLDERS

Bengt George Odner is the Chief Executive Officer of the Company. He was appointed Chief Executive Officer by the Company's sole director in August, 1999. Mr. Odner is a director of Crystal Fund Ltd., a Bermuda mutual fund, and a director of Crystal Fund Managers, Ltd. Mr. Odner was previously the Chairman of Altus Nord AB, a wholly-owned subsidiary of Credit Lyonais Bank Paris. As of August 30, 1999, Mr. Odner was 46 years old.

Adam Michael Oliver is President and the sole director of the Company. Mr. Oliver was elected director by the written consent of the majority shareholder of the Company in October, 1998. Mr. Oliver is a Barrister and Soliciter with the firm of White, Coach, Kapusts & Oliver, a law firm specializing in real estate, corporate, commercial and estate law. Mr. Oliver is also the sole director and President of BBL, the Company's wholly-owned subsidiary. As of August 30, 1999, Mr. Oliver was 45 years old.

Dr. Bruno Benjamin Liber has been the technical director for the Company since January, 1999. He is the inventor of the catalytic converter technology that forms the basis for the Company's anticipated business. He was previously a technical director for Next Catalytic Converter Corporation, and an independent inventor. As of August 30, 1999, Mr. Liber was 77 years old.

Mr. Teodosio V. Pangia is the principal of TVP Consulting Services, which has provided consulting services to the Company since November, 1997. Previously, Mr. Pangia was director and Chief Executive Officer of Ecology Pure Air International, a Canadian company engaged in the business of developing an automobile fuel catalyst. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, were dismissed. As of August 30, 1999, Mr. Pangia was 40 years old.

            ITEM 6 - COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


Mr. Oliver, the President sole executive officer of the Company, received a total of $4,100 in compensation for his services to the Company during the six months ended June 30, 1999.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


There were no grants of options or other rights to acquire stock to employees of the Company in the past fiscal year.



EMPLOYMENT AGREEMENTS

The Company does not presently have formal employment agreements with any employees or officers.


COMPENSATION OF DIRECTORS

The Company does not presently compensate its sole director for his attendance at meetings of the Board of Directors.


ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


AGREEMENTS WITH AFFILIATED PARTIES


In June, 1999, the Company paid consulting fees of approximately $64,000 to TVP Consulting Services, a company in which Teodosio Pangia, a beneficial owner of approximately 11.3% of the Company's sotck, is the principal.

ITEM 8 - LEGAL PROCEEDINGS


None


ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS' COMMON EQUITY AND RELATED MATTERS


         The Company's Common Stock was been quoted on the Over-the-Counter Bulletin Board ("OTCBB") through January, 1999 under the symbol "BBSM", and since January, 1999 has been quoted under the symbol "ESWW."


         In January, 1999, the National Association of Securities Dealers, Inc. ("NASD") amended NASD Rule 6530 and 6540 to limit quotations on the OTCBB to the securities of issuers that report their current financial information to the Securities and Exchange Commission, or to banking or insurance regulators. The Company is required to become compliant with such amended rules no later than September 2, 1999 (after taking into effect the benefit of a thirty-day grace period pursuant to the NASD Rule 6530 and 6540 amendments). The Company has not become so compliant by such date, and trading of the Common Stock of the Company will be limited to the so-called "pink sheets," until such time as the Company can again qualify for trading on the OTCBB. It therefore may be more difficult to dispose of or to obtain accurate price quotations on the Common Stock. In August, 1999, the Company's symbol was changed to "ESWEE" as a result of the Company's failure to become compliant with the amendments to NASD Rule 6530 and 6540 by that date.



         The following table sets forth the high and low bid prices for the Common Stock for the quarters indicated, as reported by the NASDAQ Trading & Market Services. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:




                  March 31, 1999          June 30, 1999
                  --------------          -------------

High                  4.625                     3.00
Low                   2.75                      0.5313


At June 30, 1999, there were approximately 50 holders of record of the Common Stock.

SHARES ELIGIBLE FOR SALE

Sales in the market of substantial amounts of currently outstanding Common Stock could have an adverse effect on the price of the Common Stock. As of August 30, 1999 16,154,542 shares of Common Stock are freely trading shares, with the remainder of 11,847,996 shares of Common Stock currently subject to restrictions as to their resale.

DIVIDENDS

The Company anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, the Company does not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions.

                ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

         In January, 1999, the Company issued 15,000,000 shares of Common Stock in settlement of indebtedness of $150,000. The shares were issued in reliance on Rule 504 of the Securities Act of 1933, which provides an exemption from registration under the Securities Act for certain limited offering and sales of securities.

         In January 1999, the Company issued 11,048,000 shares in connection with the acquisition of the stock of BBL.

         In April, 1999, the Company issued 954,538 shares of Common Stock for gross proceeds of $790,000 in cash. The shares were sold in reliance on Rule 504 of the Securities Act of 1933, which provides an exemption from registration under the Securities Act for certain limited offering and sales of securities.

        ITEM 11 - DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Company has authorized for issuance 50,000,000 shares of common stock, par value $0.001 per share. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The quorum for any meeting of shareholders is the presence, in person or by proxy, of the holders of at least one-third of the outstanding shares. In all matters other than the election of directors, when a quorum is present at any stockholders' meeting, the affirmative vote of 50.01% of the outstanding shares is required to approve any action of shareholders. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders' meeting. The Board of Directors of the Company currently consists of one member, and the By-Laws of the Company provide that the Board shall consist of no fewer than one but no more than seven members. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any then outstanding series of preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

As of August 30, 1999, there were 28,002,538 shares of Common Stock outstanding held of record by approximately 50 stockholders. The Company has granted an option to purchase 90,000 shares of Common Stock at a price of $2.00 per share, expiring December 31, 2000, and an option to purchase 15,000 shares at $2.00 per share, expiring June 21, 2000, to two public relations firms. There are warrants outstanding to purchase 122,500 shares of Common Stock at prices from $2.50 to $3.00 per share, which expire five years from the date of issue.

TRANSFER AGENT

The Transfer Agent and Registrar for the Company's Common Stock is Interwest Transfer Co., Inc.



               ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with the Florida Corporation Act (the "Act"), the Company's Articles of Incorporation (the "Articles") contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders. The Company also has the power, by a by-law provision or a resolution of its stockholders or directors, to indemnify the officers and directors against any contingency or peril as may be determined to be in the Company's best interests and in connection therewith to secure policies of insurance.



              ITEM 13 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


Information with respect to Item 13 is contained in the Company's financial statements and is set forth herein beginning on page F-1.


              ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS


         There have been no disagreements with the Company's independent accountants on accounting and financial matters within the three year period ended December 31, 1998, or in any period subsequent to that date.



              ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS

a. Each of the following items are contained in the Company's financial statements and are set forth herein beginning on page F-1.

(i) Auditor's Report of Daren, Martenfeld, Carr, Testa and Company LLP, Chartered Accountants

(ii)  Balance Sheet as of December 31, 1998 and August 3, 1998

(iii) Statement of Operations for the period from August 4, 1998 to December 31, 1998, and for the period from January 1, 1998 to August 3, 1998, and for the period October 15, 1987 (inception) to December 31, 1998

(iv) Statement of Changes in Shareholders' Deficiency from inception through December 31, 1998

(v) Statement of Cash Flows for the period from August 4, 1998 to December 31, 1998, and for the period from January 1, 1998 to August 3, 1998, and for the period October 15, 1987 (inception) to December 31, 1998

(vi)  Notes to Financial Statements

(vii) Consolidated Balance Sheet as at June 30, 1999 and December 31, 1998 (unaudited)

(viii) Consolidated Statement of Operations for the six month period ended June 30, 1999, and for the period from August 4, 1998 to December 31, 1998, and for the period from October 15, 1987 (inception) to June 30, 1999 (unaudited)

(ix) Consolidated Statement of Changes in Shareholders' Deficiency from inception through June 30, 1999 (unaudited)

(x) Consolidated Statement of Cash Flows for the six month period ended June 30, 1999, and for the period from August 4, 1998 to December 31, 1998, and for the period from October 15, 1987 (inception) to June 30, 1999 (unaudited)

(xi) Notes to Financial Statements

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

b.  Exhibits

3.1   Articles of Incorporation of the Company, as amended

3.2   By-laws of the Company

4.1   Warrant Certificate

10.1 Agreement dated January 29, 1999 by and between the shareholders of BBL Technologies Inc.. and the Company

10.2 Consulting Agreement dated March 31, 1999 by and between May Davis Group and the Company

10.3 Commission Agreement dated March 31, 1999 by and between May Davis Group and the Company

10.4 Option Agreement dated June 21, 1999, between David Coates o/a Fifth Business and the Company

10.5 Option Agreement dated June 21, 1999, between Zoya Financial Corp. and the Company

10.6  Canadian Patent 2010754*

21.1  List of Subsidiaries




* Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The non-public information has been filed with the Commission.

SIGNATURES


In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: September 2, 1999



                                    ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.



                                    By: /s/ ADAM MICHAEL OLIVER
                                        -------------------------------


                                    Adam Michael Oliver
                                    President

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
(U.S. DOLLARS)
FINANCIAL STATEMENTS
AS AT DECEMBER 31, 1998

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP
CHARTERED ACCOUNTANTS

                             20 Eglinton Avenue West     Telephone: 416-480-0160
                             Suite 2100                  Facsimile: 416-480-2646
                             Toronto, Ontario
                             M4R 1K8

AUDITORS' REPORT

To the Shareholders' and Board of Directors of BBC Stock Market, Inc.
(A Development Stage Company)

We have audited the balance sheet of BBC Stock Market, Inc. (a development stage company) as at December 31, 1998 and the statement of operations, cash flows and changes in shareholders' deficiency for the period from August 4, 1998 to December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of BBC Stock Market, Inc. (a development stage company) from inception (October 15, 1987) to August 3, 1998 were audited by another auditor whose report which expressed a going concern as described below issued an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. In our opinion, these financial statements present fairly, in all material respects, the financial position of BBC Stock Market, Inc. (a development stage company) as at December 31, 1998 and the results of its operations, cash flows and changes in shareholders' deficiency for the period August 4, 1998 to December 31, 1998 in accordance with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue, which raise substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP (Signed)

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP

Toronto, Ontario August 16, 1999 A Member Firm of 1.
Midsnell International

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(U.S. DOLLARS)

--------------------------------------------------------------------------------
                                                  December 31,     August 3,
                                                       1998           1998


LIABILITIES

CURRENT

Accounts payable and accrued liabilities           $ 151,939      $   1,939
--------------------------------------------------------------------------------
SHAREHOLDERS' DEFICIENCY

Common shares, $.001 par value,
  50,000,000 shares authorized, 1,000,000
  shares issued and outstanding                        1,000          1,000

(Deficit) accumulated during development stage      (152,939)        (2,939)
--------------------------------------------------------------------------------
                                                    (151,939)        (1,939)
--------------------------------------------------------------------------------
                                                   $     --       $     --
--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

Approved by  Michael Oliver (Signed)            Director
            --------------------------------------------

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(U.S. DOLLARS)

---------------------------------------------------------------------------------------
                              Period From          Period From       October 15, 1987
                        August 4, 1998 to   January 1, 1998 to         (Inception) to
                             December 31,            August 3,           December 31,
                                    1998                 1998                   1998
---------------------------------------------------------------------------------------

Professional fees             $   150,000            $      --        $   150,000

Operating expenses                 --                    1,939              2,939
---------------------------------------------------------------------------------------
Net loss                      $  (150,000)           $  (1,939)      $  (152,939)
---------------------------------------------------------------------------------------
Per share information:
 Basic loss per common
  shares                      $     (0.15)           $      --        $     (0.15)
---------------------------------------------------------------------------------------
Weighted average shares
 outstanding                    1,000,000            1,000,000          1,000,000
---------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
(U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                                                 DEFICIT
                                                           ADDITIONAL        ACCUMULATED
                                  COMMON           SHARE      PAID-IN             DURING
     ACTIVITY                     SHARES          AMOUNT     CAPITAL   DEVELOPMENT STAGE             TOTAL
-------------------------------------------------------------------------------------------------------------
Shares issued at inception for
  services                         1,000,000     $   1,000      --               $    --         $   1,000

Net loss for the period ended
  December 31, 1987                     --            --                              --            (1,000)

Net loss for the period ended
  August 3, 1998                        --            --        --                  (1,939)         (1,939)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1987
  to August 3, 1998                1,000,000         1,000      --                  (2,939)         (1,939)

Net loss for the period ended
  December 31, 1998                     --            --        --                (150,000)       (150,000)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998         1,000,000     $   1,000     $--               $(152,939)      $(151,939)
-------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1998
(U.S. DOLLARS)

-------------------------------------------------------------------------------------------------
                                            PERIOD FROM          PERIOD FROM   OCTOBER 15, 1987
                                      AUGUST 4, 1998 TO   JANUARY 1, 1998 TO     (INCEPTION) TO
                                           DECEMBER 31,            AUGUST 3,        DECEMBER 31,
                                                   1998                 1998              1998
-------------------------------------------------------------------------------------------------

Net loss                                            $(150,000)     $  (1,939)     $(152,939)

Adjustment to reconcile net
income (loss) to net cash
provided by (used in)
operating activities:
Common stock issued for services                         --             --            1,000

Changes in assets and
liabilities
Increase in accounts payable and accrued
liabilities                                           150,000          1,939        151,939
-------------------------------------------------------------------------------------------------
Net cash from operating activities                       --             --             --

Cash flows from investing activities                     --             --             --

Cash flows from financing activities                     --             --             --
-------------------------------------------------------------------------------------------------
Increase (decrease) in cash                              --             --             --

Cash and cash equivalents at
beginning of period                                      --             --             --
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at
end of period                                       $    --        $    --        $    --
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

See accompanying notes.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)

1.    ORGANIZATION

      The Company was incorporated on October 15, 1987, in the State of Florida. The Company is in the development stage and its intent is to locate suitable business ventures to acquire. The Company has had no significant business activity to date and has chosen December 31 st as a fiscal year end.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Estimates

      The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

      Fair Value of Financial Instruments

      The Company's short-term financial instruments consists of accounts payable. The carrying amounts of the Company's financial instruments approximates fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

3.    SHAREHOLDERS' EQUITY

      On July 22, 1998, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation whereby the authorized capital was increased to 50,000,000 of $.001 par value common stock. Additionally, a forward stock split of 10,000 shares to 1 share was approved. All share and per share data included in these financial statements has been restated to reflect the effect of the stock split.

      At inception, the Company issued 1,000,000 shares of common stock to an officer for services provided in connection with the organization of the Company. The value of the services had been charged to operations for the period ended December 31, 1987.

4.    BASIS OF PRESENTATION

      The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

      The Company has no established source of revenue and has incurred operating losses since its inception aggregating $152,939 and has negative working capital at December 31, 1998 of $151,939. There can be no assurance that profitable operations will be attained or that management will be successful in raising additional equity capital for the Company.

      Management plans to seek an operating company as a merger partner for the Company which would provide a base of operations and additional capital.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)

5.    RELATED PARTY TRANSACTIONS

      The Company neither owns nor leases any real or personal property. Office services are provided without charge by an officer. The cost of such services are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict of interest in carrying out their specific duties with respect to the Company. The Company has not established a policy for the resolution of such potential conflicts.

6.    INCOME TAXES

      At December 31, 1998, the Company has net loss carry forwards for income tax purposes of approximately $153,000 which expires in various years to 2012.

7.    YEAR 2000 ISSUE

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

8.    SUBEQUENT EVENTS

      i. On January 21, 1999 the Company satisfied $150,000 of the accounts payable and accrued liabilities by the issuance of 15,000,000 common shares.

      ii. On January 29, 1999, the Company acquired 100% of the common shares of BBL Technologies Inc., an Ontario, Canada Corporation. BBL Technologies Inc. ("BBL") holds the Canadian patent to a catalytic converter/muffler technology. The Company acquired BBL in order to develop the technology into a commercial product.

            The Company owns all of the common shares, the only shares with voting and participating rights of BBL. The original holder of the patented technology Next Catalytic Converter Corporation ("NCCC"), an Ontario, Canada corporation which transferred the technology to BBL on December 14, 1998 in return for 700,000 special shares with a fixed value of $453,900 which are non-voting, non-participating and are only retractable by BBL.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)

8.    SUBEQUENT EVENTS (Cont'd.)

      The acquisition has been accounted for by using the purchase method of accounting. Net assets acquired are summarized as follows:

                     Patented technology                           $ 11,391,420
                     Special shares                  (453,900)
                                                 ------------
                                                 $ 10,937,520
                                                 ------------
                                                 ------------

            iii The Company changed its name to Environmental Solutions Worldwide, Inc. on February 19, 1999.

            iv. On April 5, 1999 the Company issued 435,000 common shares for net proceeds of $653,250.

                          ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                          (FORMERLY BBC STOCK MARKET, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED FINANCIAL STATEMENTS
                          (UNAUDITED - PREPARED BY MANAGEMENT)
                          (U.S. DOLLARS)

                          AS AT JUNE 30, 1999

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

-----------------------------------------------------------------------------------
                                                          June 30,     December 31,
                                                             1999            1998
-----------------------------------------------------------------------------------

ASSETS

Current
Cash                                                  $    379,901      $       --
-----------------------------------------------------------------------------------
Patented Technology                                     11,391,420              --
-----------------------------------------------------------------------------------
                                                      $ 11,771,321      $       --
-----------------------------------------------------------------------------------

LIABILITIES

Current
Accounts payable                                      $    161,230      $    151,939

Loan payable, shareholder, non-interest
bearing and due on demand                                   18,567              --
-----------------------------------------------------------------------------------
                                                           179,797           151,939
-----------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIENCY)

Special shares, no par value, unlimited shares
authorized, 700,000 shares issued and outstanding          453,900              --

Common shares, $.001 par value,
50,000,000 shares authorized, 27,483,000
shares issued and outstanding                               50,000             1,000

Additional paid-in capital 11,691,770
(Deficit) accumulated during development stage            (604,155)         (152,939)
-----------------------------------------------------------------------------------
                                                        11,591,515          (151,939)
-----------------------------------------------------------------------------------
                                                      $ 11,771,321      $       --
-----------------------------------------------------------------------------------

See accompanying notes.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

-----------------------------------------------------------------------------------
                                    Six Month       Period from
                                       Period    August 4, 1998   October 15, 1987
                                        Ended                to     (Inception) to
                                     June 30,      December 31,           June 30,
                                         1999              1998               1999
-----------------------------------------------------------------------------------
EXPENSES
  Development costs             $    373,110      $       --        $    373,110
  Professional fees                   62,371           150,000           212,371
  Office and general                  11,635              --              14,574
  Director fees                        4,100              --               4,100
-----------------------------------------------------------------------------------
Net loss                        $   (451,216)     $   (150,000)     $   (604,155)
-----------------------------------------------------------------------------------
Loss per share information:

Basic                           $      (0.02)     $      (0.15)     $     (0.025)
-----------------------------------------------------------------------------------
Weighted average shares
outstanding                       23,890,728         1,000,000        23,890,728
-----------------------------------------------------------------------------------

See accompanying notes.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Deficit
                                                                                        Additional     Accumulated
                                        Common           Special          Share            Paid-In   During Develop-
ACTIVITY                                Shares            Shares         Amount            Capital        ment Stage       Total
--------------------------------------------------------------------------------------------------------------------------------

Shares issued at inception for
services                              1,000,000    $       --     $      1,000     $       --       $       --      $      1,000

Net loss for the period ended
December 31, 1987                          --              --             --               --             (1,000)         (1,000)

Net loss for the period ended
August 3, 1998                             --              --             --               --             (1,939)         (1,939)

Net loss for the period ended
December 31, 1998                          --              --             --               --           (150,000)       (150,000)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1987
to December 31, 1998                  1,000,000            --            1,000             --           (152,939)       (151,939)

Net loss for the period ended
June 30, 1999                              --              --             --               --           (451,216)       (451,216)

Special shares                             --           453,900           --               --               --           453,900

Shares issued in settlement of
debt                                 15,000,000            --           49,000          101,000             --           150,000

Shares issued for cash, net
of issuance costs of $136,750           435,000            --             --            653,250             --           653,250

Shares issued on acquisition
of BBL Technologies, Inc.            11,048,000            --             --         10,937,520             --        10,937,520
--------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999               27,483,000    $    453,900   $     50,000     $ 11,691,770     $   (604,155)   $ 11,591,515
--------------------------------------------------------------------------------------------------------------------------------


See accompanying notes.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 1999
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

--------------------------------------------------------------------------------------
                                          Six Month    Period from
                                             Period August 4, 1998  October 15, 1987
                                              Ended             to    (Inception) to
                                           June 30,   December 31,           June 30,
                                               1999           1998               1999
--------------------------------------------------------------------------------------
Net loss                                  $(451,216)     $(150,000)     $(604,155)

  Adjustment to reconcile net
  loss to net cash provided by
  (used in) operating activities:

  Common shares issued of
  settlement of debt                        150,000           --          150,000

Changes in assets and liabilities
Increase in accounts payable                  9,300       (150,000)       161,239
--------------------------------------------------------------------------------------
Net cash provided by (used in)
operating activities                       (291,916)          --         (291,916)

Cash flows from financing activities:
  Issue of common shares, net of
  Issuance costs                            653,250           --          653,250

  Increase in loan payable                   18,567           --           18,567
--------------------------------------------------------------------------------------
Increase in cash                            379,901           --          379,901

Cash and cash equivalents at
beginning of period                            --             --             --
--------------------------------------------------------------------------------------
Cash and cash equivalents at
end of period                             $ 379,901      $    --        $ 379,901
--------------------------------------------------------------------------------------

See accompanying notes.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

1.    BASIS OF PRESENTATION - DEVELOPMENT STAGE COMPANY

      Environmental Solutions Worldwide, Inc. ("the Company") is considered to be in the development stage, and the accompanying financial statements, represent those of a development stage enterprise. The successful completion of the company's business plan and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfil its business plan.

2.    BUSINESS

      The Company was incorporated on October 15, 1987 in the state of Florida and was inactive until January 29, 1999 when it acquired 100% of the issued and outstanding common shares of BBL Technologies Inc. ("BBL"), a private Ontario, Canada corporation. BBL, a wholly owned subsidiary of the Company holds the Canadian patent to a catalytic converter/muffler technology. As the technology is in its development phase, the Company is still considered to be a development stage company.

3.    SIGNIFICANT ACCOUNTING POLICIES

      CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions are eliminated.

      ESTIMATES

      The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term include the evaluation of the recoverability of the patented technology.

      FINANCIAL INSTRUMENTS

      The Company's short-term financial instruments consists of accounts payable. The carrying amounts of the Company's financial instruments approximates fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

      NET LOSS PER SHARE

      The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. When present, common stock equivalents are excluded from the computation if their effect would be antidilutive. Shares issued at inception are considered to be outstanding for the entire period presented.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

3.    SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalent consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

      PATENTED TECHNOLOGY

      The patented technology is carried at cost less amounts amortized. Amortization will be provided once the product has begun its test marketing phase and will be based on an estimate of the time required for the Company to cover its initial investment.

      On an ongoing basis, management reviews the valuation of the technology, taking into consideration any events and circumstances which might impair the recorded value. The asset is written down to fair value when declines in value are considered to be other than temporary based upon expected future cash flow.

      RECENT PRONOUNCEMENTS

      SFAS N. 120, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

4.    ACQUISITON

      On January 29, 1999, the Company acquired 100% of the common shares of BBL Technologies Inc., an Ontario, Canada Corporation. BBL Technologies Inc. holds the Canadian patent to a catalytic converter/muffler technology. The Company acquired BBL in order to develop the technology into a commercial product.

      The Company owns all of the common shares, the only shares with voting and participating rights of BBL. The original holder of the patented technology Next Catalytic Converter Corporation ("NCCC"), an Ontario, Canada corporation which transferred the technology to BBL on December 14, 1998 in return for 700,000 special shares with a fixed value of $453,900 which are non-voting, non-participating and are only retractable by BBL.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

4.    ACQUISITION (Cont'd.)

      The acquisition has been accounted for by using the purchase method of accounting. Net assets acquired are summarized as follows:

                 Patented technology                        $ 11,391,420
                 Special shares              (453,900)
                                         ------------
                                         $ 10,937,520
                                         ------------
                                         ------------

5.    SHAREHOLDERS' EQUITY

      On July 22, 1998, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation whereby the authorized capital was increased to 50,000,000 of $.001 par value common stock. Additionally, a forward stock split of 10,000 shares to 1 share was approved. All share and per share data included in these financial statements has been restated to reflect the effect of the stock split.

      At inception, the Company issued 1,000,000 shares of common stock to an officer for services provided in connection with the organization of the Company. The value of the services had been charged to operations for the period ended December 31, 1987.

6.    DEVELOPMENT COSTS

      The Company through its wholly owned subsidiary has commenced the development phase of its patented technology. The development costs incurred up to June 30, 1999 are summarized as follows:

                 Product Development                   $ 279,585

                 Consulting               93,525
                                       ---------
                                       $ 373,110
                                       ---------
                                       ---------

7.    OPTIONS AND WARRANTS

      The following options and warrants are outstanding:

     ISSUED         AMOUNT          DUE DATE       EXERCISED CANCELLED OUTSTANDING

    15,000      $2.00/option      June 21, 2000        -        -      15,000
    90,000      $2.00/option      Dec. 31, 2000        -        -      90,000
    60,000      $2.50/warrant      April 9, 2004       -        -      60,000
    62,500      $2.00/warrant      April 9, 2004       -        -      62,500

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

8.    RELATED PARTY TRANSACTIONS

      i. The patented technology was acquired by the Company's wholly owned subsidiary BBL for $453,900 from a company with common shareholders (Note 4).

      ii. Included in development costs are consulting fees of $25,390 which were paid to Bruno Liber, a significant shareholder.

      iii. Included in development costs are consulting fees of $64,234 which were paid to TVP Consulting Services, a company which is related to a shareholder of the Company.

9.    YEAR 2000

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

10.   INCOME TAXES

      At June 30, 1999, the Company had net loss carry forwards for income tax purposes of approximately $602,000 which expire at various years to 2013.